InnerWorkings Extends Reach in Europe by Acquiring Productions Graphics
Global Platform Expanding to Meet Needs of Multinational Clients

CHICAGO, IL, October 25, 2011 -- InnerWorkings, Inc. (NASDAQ:INWK), a leading provider of global print management solutions, today announced that it acquired Productions Graphics. Headquartered in Paris, Productions Graphics is a leading international print management firm with particular strength in Continental Europe. Productions Graphics has offices in countries such as France, Hungary, Germany, Spain and Italy.

“We are excited to forge a partnership with a company that has a track record and reputation as strong as Productions Graphics,” said Eric Belcher, chief executive officer of InnerWorkings. “As a result of this acquisition, InnerWorkings will have an even more powerful global footprint.”

Belcher added, “The infrastructure we are gaining in Continental Europe is valuable to our current and future operations. Global contracts are the future of our business, and this acquisition is another important step in achieving InnerWorkings goal for accelerated and lasting leadership in this massive marketplace.”

As a result of the merger, current and future clients of both InnerWorkings and Productions Graphics will benefit from enhanced buying scale, an expanded supplier network and an extended global platform. The joint capabilities available to clients encompass the complete marketing supply chain – from value engineering through the print procurement process to fulfillment.

“Joining the preeminent global print management provider, which shares our vision for growth by servicing the needs of major corporations, is a tremendous opportunity,” said Christophe Delaune, chief executive officer, Productions Graphics. “Partnering with InnerWorkings allows us to offer additional services and global solutions to our existing roster of large multinational clients. This combination provides us with the scale, technology and sophistication to accelerate the growth of our business.”

Productions Graphics employs over 70 individuals and is currently transacting business in more than twenty-five countries. The business generated $22 million in revenue in 2010. As part of the acquisition, Christophe Delaune has agreed to a long term contract to remain with InnerWorkings.

About InnerWorkings, Inc.

InnerWorkings, Inc. (NASDAQ: INWK) is a leading provider of global print management and promotional solutions to corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and deep domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. InnerWorkings is based in Chicago, IL, employs approximately 1,000 individuals, and maintains 44 global offices. Among the many industries InnerWorkings’ services are: retail, financial services, hospitality, non-profits, healthcare, food & beverage, broadcasting & cable, education, transportation and utilities.

For more information visit: www.inwk.com.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the "Risk Factors" section of the Form 10-K we recently filed with the SEC.

SOURCE: InnerWorkings, Inc.

CONTACT:
Scott Kozak
(312) 642-3700
skozak@inwk.com